AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 8, 2021 (the “Effective Date”) by and between SILICON VALLEY BANK, a California corporation (“Bank”), and SUMO LOGIC, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank and amends and supersedes, in its entirety, that certain Loan and Security Agreement by and between Bank and Borrower dated as of January 31, 2016 (as amended from time to time, the “Original Agreement”). The parties agree as follows:
1    ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP, except with respect to unaudited financial statements (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit and purchase accounting adjustments; provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Calculations and determinations must be made following GAAP. Notwithstanding anything in this Agreement, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) and any interpretations thereof (“ASU 842”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement notwithstanding the fact that such obligations are required in accordance with ASU 842 to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of financial statements prepared in accordance with GAAP). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein.
2    LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Advances.
(a)    Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Borrower shall have the right to terminate the Revolving Line at any time upon three (3) Business Days’ prior written notice to Bank, upon which all Obligations relating to the Revolving Line shall be due and payable.
2.3    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus two percent (2.00%).
2.4    Payment of Interest on the Credit Extensions.
(a)    Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one quarter of one percentage point (0.25%) below the Prime Rate, and (ii) three percentage points (3.00%) (the “Interest Rate”); provided, however, if Borrower’s Adjusted Quick Ratio (measured as of the last day of the quarter) is equal to or greater than 1.75 to 1.00, the interest rate during the quarter following such measuring period shall instead equal the greater of (i) three quarters of one percentage point (0.75%) below the Prime Rate, or (ii) two and one half percentage points (2.50%), which interest shall be payable monthly in accordance with Section 2.4(d) below.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations, at Bank’s election, shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d)    Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.5    Fees and Expenses. Borrower shall pay to Bank:
(a)    Revolving Line Anniversary Fees. A non-refundable anniversary fee of Fifty Thousand Dollars ($50,000) (the “Anniversary Fee”) is fully earned as of the Effective Date and due and payable on the earlier to occur of (i) June 26, 2021, (ii) the termination of this Agreement, or (iii) the acceleration of the Obligations following the occurrence of an Event of Default;
(b)    Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to fifteen one hundredths percentage points (0.15%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and
(c)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(d)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5.
2.6    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.7    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).

Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.
3    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Advance. Bank’s obligation to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed signatures to the Loan Documents;
(b)    the Operating Documents and long-form good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(c)    duly executed signatures to the completed Borrowing Resolutions for Borrower;
(d)    certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;
(e)    the Perfection Certificate of Borrower, together with the duly executed signature thereto;
(f)    evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and
(g)    payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;
(b)    the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(c)    Bank determines to its satisfaction that there has not been a Material Adverse Change.
3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
4    CREATION OF SECURITY INTEREST.
4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If Borrower shall acquire a commercial tort claim with an aggregate value in excess of One Million Dollars ($1,000,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
5    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that except as otherwise disclosed to Bank from time to time pursuant to Section 7.2, (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except to the extent disclosed in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, in each case, to the extent required by the terms of Section 6.8(c). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
To the best of Borrower’s knowledge, Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower and noted on the Perfection Certificate or as otherwise disclosed to Bank. To the best of Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
5.3    Intentionally Omitted.
5.4    Litigation. Except as disclosed in the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects (subject to normal fiscal year-end adjustments) Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7    Regulatory Compliance. Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, noncompliance with which could reasonably be expected to have a material adverse effect and (b) has not, to the best of Borrower’s knowledge, violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.
5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all federal and other material state and local tax returns and reports, and Borrower has timely paid (or duly filed valid extensions in connection with) all federal and other material state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes, assessments, deposits or contributions are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (b) with respect to any such taxes, assessments, deposits or contributions that do not individually or in the aggregate, exceed One Million Dollars ($1,000,000).
To the extent Borrower defers payment of any contested taxes with a value in excess of One Million Dollars ($1,000,000), Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower in excess of One Million Dollars ($1,000,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general corporate purposes and not for personal, family, household or agricultural purposes.
5.11    Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in any material respect (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6    AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1    Government Compliance.
(a)    Except as permitted by Section 7.1 or Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing (to the extent applicable) in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except to the extent that any failure to do so could not reasonably be expected to result in a material adverse effect on Borrower’s business.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral. Borrower shall promptly upon Bank’s request provide copies of any such obtained Governmental Approvals to Bank.
6.2    Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitted to Bank:
(a)    as soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s its Subsidiary’s consolidated operations for such calendar quarter in a form reasonably acceptable to Bank (the “Quarterly Financial Statements”);
(b)    (i) within forty-five (45) days after the last day of each calendar quarter and together with the Quarterly Financial Statements, and (ii) within ninety (90) days following the end of Borrower’s fiscal year and together with the Audited Financial Statements (as defined below), a completed Compliance Statement, confirming that, as of the end of such period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;
(c)    within thirty (30) days after the end of each fiscal year of Borrower, annual financial projections for the then-current fiscal year (on a quarterly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;
(d)    as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (the “Audited Financial Statements”); provided that if the Board does not require Borrower obtain Audited Financial Statements for any individual fiscal year, Bank shall be deemed to have automatically waived the requirement for such Audited Financial Statements in the applicable fiscal year as well;
(e)    within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address, or are available at www.sec.gov (or any successor site maintained by the SEC for similar purposes);
(f)    [reserved];
(g)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars (1,000,000) or more;
(h)    other financial information reasonably requested by Bank;
(i)    [reserved];

    Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true and correct in all material respects, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except, in each case, as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.
6.3    Accounts Receivable.
(a)    Schedules and Documents Relating to Accounts. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000), in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)    Disputes. Borrower shall promptly notify Bank of any dispute or claim in excess of Five Hundred Thousand Dollars ($500,000) relating to any Account. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions; and (ii) no Event of Default has occurred and is continuing.
(c)    Intentionally Omitted.
(d)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) if an Event of Default has occurred and is continuing, verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.
(e)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
(f)    Intentionally Omitted.
6.4    Remittance of Proceeds. Following the occurrence and during the continuance of an Event of Default, except as provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than three (3) Business Days after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Borrower agrees that, if an Event of Default exists, it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all federal and other material state and local tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all, federal and other material state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except, in each case (i) for deferred payment of any taxes contested, (ii) to the extent permitted pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments or (iii) with respect to any such taxes, assessments, deposits or contributions that do not individually or in the aggregate, exceed One Million Dollars ($1,000,000) and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses (together, the “Audit Fees”). Bank shall use its best efforts to ensure that the Audit Fees for any single audit do not exceed Six Thousand Dollars ($6,000). In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts as are customarily maintained by companies of established reputation engaged in the same or similar businesses as Borrower and operating in the same or similar locations. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.
(c)    At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Operating Accounts.
(a)    Maintain with Bank an amount equal to the lesser of (i) Fifty Million Dollars ($50,000,000), or (ii) eighty-five percent (85%) of the dollar value of all amounts held in Borrower’s and its Subsidiaries’ accounts at all financial institutions.
(b)    In addition, Borrower shall use Bank as its primary provider of domestic business credit cards, letters of credit and cash management services from Bank.
(c)    Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank; provided, however, that the provisions of this sentence shall not apply at any time that Borrower and its Subsidiaries maintain with Bank or its Affiliates the amount required by Section 6.8(a). The provisions of this paragraph shall not apply to (i) the Foreign Accounts, (ii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (iii) withholding, tax, escrow, fiduciary, trust and other segregated accounts holding amounts for the benefit of third parties, or (iv) segregated cash collateral accounts containing solely cash collateral subject to a Lien permitted hereunder in an aggregate amount not to exceed Five Million Dollars ($5,000,000) for purposes of this clause 6.8(c)(iv) (collectively, the “Excluded Accounts”).

6.9    Minimum Adjusted Quick Ratio. Maintain at all times, but tested quarterly as of the last day of each quarter, an Adjusted Quick Ratio greater than or equal to 1.25 to 1.00.
6.10    Protection of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business; (ii) promptly advise Bank in writing of known material infringements or any other event that, in each case, could reasonably be expected to materially and adversely affect the value of any Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause any such new Subsidiary that is a Domestic Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary) (for the avoidance of doubt, this clause (a) shall not apply to JASK LABS LLC, a Delaware limited liability company, or DRAGON MERGER SUB II, LLC, a California limited liability company), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; provided, however, that any pledge of the equity interests in any Foreign Subsidiary shall be limited to sixty-five percent (65%) of the outstanding voting equity interests in such Foreign Subsidiary, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.
6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within ten (10) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
6.14    Online Banking.
(a)    Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).
(b)    Comply in all material respects with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.

7    NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or used or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments and other transactions expressly permitted by Sections 7.3 and/or 7.7; (d) consisting of the sale or issuance of any stock of Borrower not prohibited under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not otherwise prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (g) consisting of the discounting or disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (h) by Borrower to any other Borrower or by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower; (i) the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business not in excess of Five Million Dollars ($5,000,000) in the aggregate in any fiscal year of Borrower; (j) the sale, transfer, abandonment or other disposition of improvements, additions or alterations in connection with the lease of any real property not in excess of Five Million Dollars ($5,000,000) in the aggregate in any fiscal year of Borrower; and (k) of assets having a book value not in excess of One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related, incidental or complementary thereto or a reasonable extension thereof; (b) liquidate or dissolve; (c) [Reserved]; or (d) consummate any Change in Control.
Borrower shall not, without at least five (5) days prior written notice to Bank (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (any such transaction, a “Merger”); provided, however, that Borrower and any of its Subsidiaries may effect a Merger where (i) immediately after giving effect thereto Borrower’s Liquidity is at least Fifty Million Dollars ($50,000,000), and (ii) no Event of Default has occurred and is continuing either before such Merger or would immediately result from the consummation of such Merger. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, and a Borrower may merge or consolidate with another Borrower.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts (except to the extent expressly permitted by Section 7.1), or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein, and (ii) customary non-assignment or negative pledge arrangements in contracts, provided that (1) such restrictions do not prohibit the granting of a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank and (2) the counter-parties to such contracts are not permitted to receive a security interest in Borrower’s or any Subsidiary’s Intellectual Property or any Collateral (unless such security interest is a Permitted Lien).

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(c) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of Borrower provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay cash in lieu of fractional shares in connection with such conversion, (ii) Borrower may issue capital stock in connection with the exercise of warrants and stock options and may pay cash in lieu of fractional shares in connection therewith, (iii) Borrower may pay dividends or distributions solely in capital stock, (iv) Borrower may, in the ordinary course of business, repurchase equity securities to the extent that such repurchase is deemed to occur (A) upon “net exercise” of options or warrants if such equity securities represent the exercise price of such options or warrants or (B) in connection with the retention of equity securities in payment of withholding taxes in connection with equity-based compensation plans, (v) Borrower may repurchase the stock of former employees directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, (vi) Borrower may declare and pay dividends or distributions and make redemptions or repurchases of capital stock, provided that, in each case (A) after giving effect to such dividend, distribution, repurchase or redemption, Borrower’s Liquidity is at least Fifty Million Dollars ($50,000,000) and (B) no Event of Default has occurred and is continuing either before such repurchase or would immediately result therefrom, (vii) Borrower may declare and pay dividends or distributions and make redemptions and repurchases, in each case, with the net proceeds of a substantially concurrent issuance of capital stock or convertible securities, (viii) any Subsidiary of Borrower may make dividends or distributions ratably on account of its capital stock and (xi) Borrower may declare and pay dividends or distributions and make redemptions or repurchases, in each case, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) or permit any of its Subsidiaries to do so, in each case, other than Permitted Investments.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between or among Borrowers, (iii) transactions between and among Borrower and any of its Subsidiaries which are otherwise expressly permitted hereunder or between and among any Subsidiaries of Borrower, (iv) Permitted Investments and transactions expressly permitted by Section 7.7, (v) customary indemnification arrangements, employee agreements or arrangements, compensation arrangements (including equity-based compensation), and reimbursement of expenses of current or forms officers, employees or directors, and (iv) transactions involving less than One Million Dollars ($1,000,000).
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject (provided that a conversion of any Subordinated Debt to equity securities shall be permitted), or (b) except as permitted pursuant to the applicable subordination or intercreditor agreement, amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become required to register as an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose. With respect to Borrower and its Subsidiaries, fail to (a) meet the minimum funding requirements of ERISA; (b) permit a Reportable Event or Prohibited Transaction, as defined in ERISA to occur; or (c) fail to comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
7.11    Subsidiary Assets. Permit the aggregate value of all unrestricted cash held by (i) JASK LABS LLC, a Delaware limited liability company, to exceed One Million Dollars ($1,000,000) at any time, and (ii) DRAGON MERGER SUB II, LLC, a California limited liability company, to exceed One Million Dollars ($1,000,000) at any time.

8    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal on any Credit Extension when due, or (b) pay any other Obligations (including interest) within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a)    Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, 6.12, or 6.14 or violates any covenant in Section 7; or
(b)    Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) Business Days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3    Intentionally Omitted.
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy in excess of Two Hundred Fifty Thousand Dollars ($250,000) is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)    (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default beyond any applicable grace or cure period resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in a principal amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); provided, however, that this Section 8.6 shall not apply to any breach or default under such other agreement that is cured or waived for purposes of this Agreement so long as Bank has received written evidence from the party asserting such breach or default of the cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (i) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto and (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any other Loan Document;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. Any subordination or intercreditor agreement with Bank applicable to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable Subordination Agreement;
8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect other than in accordance with its terms; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations subject to any applicable grace or cure period; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor, except to the extent otherwise permitted by this Agreement; or
8.11    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such decision or such revocation, rescission, suspension, modification or non-renewal has caused, or could reasonably be expected to cause, a Material Adverse Change.
9    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)    terminate any FX Contracts;
(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;
(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(i)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j)    demand and receive possession of Borrower’s Books; and
(k)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and applicable law regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral, except as set forth in the previous sentence.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	SUMO LOGIC, INC.
305 Main Street
Redwood City, CA 94063
Attn: Legal
Email: legal@sumologic.com

and

SUMO LOGIC, INC.
305 Main Street
Redwood City, CA 94063
Attn: Sydney Carey, Chief Financial Officer
Email: sydney@sumologic.com

If to Bank:	SILICON VALLEY BANK
505 Howard Street, Floor 3
San Francisco, CA 94105
Attn: Ashlee Kaji, Director
Email: akaji@svb.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12    GENERAL PROVISIONS
12.1    Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank (or such earlier date as agreed to by the Bank), which notice may be conditioned upon the consummation of a financing or other events and may be revoked by Borrower if such condition has not or will not occur on the proposed termination date. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Notwithstanding the foregoing, prior to the occurrence of an Event of Default hereunder, Bank shall not assign any interest in the Loan Documents to a direct competitor of Borrower.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).
12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”), provided that such Subsidiaries or Affiliates are also bound by the confidentiality provisions set forth in this Section 12.9; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party on a non-confidential basis, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.16    Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted by Borrower under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement. Without limiting the foregoing, any warrant(s) and all other loan documents issued in connection with the Original Agreement (to the extent not yet exercised, terminated or amended and restated in connection with this Agreement) remain in full force and effect.
13    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Administrator” is an individual that is named:
(a)    as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and
(b)    as an Authorized Signer of Borrower in an approval by the Board.
“Adjusted Quick Ratio” a ratio of Quick Assets to Current Liabilities.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Anniversary Fee” is defined in Section 2.5(a).
“Audited Financial Statements” is defined in Section 6.2(d).
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.
“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all Audit Fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Board” means Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)5 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) except as permitted by this Agreement, at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, comade, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, less any deferred revenue balances.

“Default Rate” is defined in Section 2.4(b).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number XXXXXXX-[____], maintained by Borrower with Bank.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” is defined in Section 6.8(c).
“Financial Statement Repository” is [______] or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.
“Foreign Accounts” means any deposit or securities accounts maintained by Borrower or its Subsidiaries outside the United States of America or the District of Columbia.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary (a) which is not a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia, (b) all or substantially all of whose assets consist of equity securities in (or debt obligations owed or treated as owed by) (y) one or more controlled foreign corporations (as defined in Section 957 of the Internal Revenue Code or (z) Subsidiaries described in this clause (b), or (c) that is a direct or indirect Subsidiary of (y) a Subsidiary of a type described in clause (b) or a (z) controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code).
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations with respect to any Indebtedness in clauses (a) through (c) of this definition.
“Indemnified Person” is defined in Section 12.3.
“Initial Audit” is Bank’s inspection of the Collateral, and Borrower’s Books.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash (except to the extent restricted in favor of Bank in connection with the Obligations) held at such time by Borrower in Deposit Accounts maintained with Bank, plus (b) the aggregate amount of unrestricted cash (except to the extent restricted in favor of Bank in connection with the Obligations) held at such time by Borrower outside Bank, but subject to Control Agreements in favor of Bank, plus (c) the amounts, if any, held in Foreign Accounts, plus (d) the Availability Amount.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Anniversary Fee, the Unused Revolving Line Facility Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Original Agreement” is defined in the preamble hereof.
“Overadvance” is defined in Section 2.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)    Indebtedness secured by Liens permitted under clauses (a) and/or (c) of the definition of “Permitted Liens” hereunder;
(g)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case, provided in the ordinary course of business;
(h)    Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;
(i)    Indebtedness incurred in connection with corporate credit cards not otherwise prohibited by Section 6.8(b);
(j)    Indebtedness arising from customary cash management and treasury services and the honoring of a check, draft or similar instrument against insufficient funds;
(k)    Indebtedness representing deferred compensation owing to employees, directors or officers of the Company or any of its Subsidiaries in the ordinary course of business;
(l)    Indebtedness consisting of reimbursement obligations in respect of letters of credit, bank guarantees or bankers’ acceptances not otherwise prohibited by Section 6.8(b);

(m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price (including working capital adjustments), non-compete, or similar obligations of the Borrower or its Subsidiaries incurred in connection with the consummation of one or more Permitted Investments;
(n)    Indebtedness constituting a Permitted Investment of the type described in clause (g) thereof;
(o)    Indebtedness of Borrower to any Subsidiary incurred in connection with transfer pricing arrangements entered into in the ordinary course of business;
(p)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above, provided that the principal amount thereof is not increased (other than in an amount not to exceed accrued interest, premiums or fees) or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and
(q)    other Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time outstanding.
“Permitted Investments” are:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;
(b)    (i) Investments consisting of Cash Equivalents and (ii) and any Investments permitted by Borrower’s Board-approved investment policy, as amended from time to time;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;
(d)    Investments consisting of deposit accounts in which Bank has a perfected security interest;
(e)    Investments accepted in connection with Transfers permitted by Section 7.1;
(f)    Investments consisting of the ownership of equity interests in Subsidiaries and/or the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;
(g)    Investments (i) by Borrower in Subsidiaries that are not a Borrower or Guarantor not to exceed Five Million Dollars ($5,000,000) in the aggregate in any six (6) month period, (ii) by Subsidiaries in other Subsidiaries or in Borrower or any Guarantor, and (iii) by Borrower or any Guarantor in other Borrowers or Guarantors;
(h)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;
(i)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(j)    Investments by Borrower in any Subsidiary made in connection with transfer pricing arrangements entered into in the ordinary course of business;
(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of Borrower in any Subsidiary;
(l)    any Merger permitted by Section 7.3 and any Investments in direct or indirect Subsidiaries of Borrower for the purpose of financing any Merger permitted by Section 7.3;
(m)    Investments made with the net proceeds from a substantially concurrent issuance of equity interests in Borrower;

(n)    other Investments, provided that, in each case (a) after giving effect to such Investment, Borrower’s Liquidity is at least Fifty Million Dollars ($50,000,000) and (B) no Event of Default has occurred and is continuing or would immediately result therefrom; and
(o)    other Investments in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent, (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder, or (iii) securing taxes, assessments or other government charges or levies that do not, individually or in the aggregate, exceed One Million Dollars ($1,000,000);
(c)    Liens securing capitalized leases or purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate principal amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and accessions and improvements and the proceeds of the Equipment;
(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien (and any accessions or improvements thereto and any proceeds thereof) and the principal amount of the indebtedness may not increase (other than by the amount of any accrued interest, premiums or fees);
(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not validly prohibit granting Bank a security interest therein;
(h)    non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts, to the extent required pursuant to Section 6.8 of this Agreement;
(k)    Liens on the Collateral securing Subordinated Debt;
(l)    Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m)    Liens on any cash earnest money deposit made by Borrower or any Subsidiary in connection with any Permitted Acquisition;

(n)    Liens representing the interest or title of a lessor, licensor, sublessor or sublicensor provided that such lease, sublease, license or sublicense is permitted hereunder;
(o)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds performance bonds, letters of credit, corporate credit card obligations and other obligations of a like nature in each case in the ordinary course of business and to the extent not otherwise prohibited by Section 6.8;
(p)    purported Liens evidenced by the filing of a precautionary UCC-1 financing statement relating solely to operating leases;
(q)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and
(r)    other Liens securing obligations in a principal amount not to exceed Five Hundred Thousand Dollars ($500,000).
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).
“Quarterly Financial Statements” is defined in Section 6.2(a).
“Quick Assets” is, on any date, the sum of (a) Borrower’s consolidated, unrestricted cash and Cash Equivalents (except to the extent restricted in favor of Bank in connection with the Obligations) maintained with Bank and Bank’s Affiliates, plus (b) the aggregate amount of unrestricted cash and Cash Equivalents (except to the extent restricted in favor of Bank in connection with the Obligations) held at such time by Borrower outside Bank, but subject to Control Agreements in favor of Bank, plus (c) Borrower’s net billed accounts receivable, plus (d) the amounts, if any, held in the Foreign Accounts.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President or VP of Finance of Borrower.
“Restricted License” is any material license agreement (excluding any “shrink wrap” or other licenses that are generally commercially available) with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license agreement or any other property in favor of Bank and which restriction is effective under applicable law, or (b) for which a default under or termination of could reasonably be expected to interfere in any material respect with the Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Fifty Million Dollars ($50,000,000).
“Revolving Line Maturity Date” is February __, 2024.1
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
1 3 years from the Effective Date.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“Unused Revolving Line Facility Fee” is defined in Section 2.5(b).
“Warrant” is (i) that certain Warrant to Purchase Stock dated as of January 31, 2016 executed by Borrower in favor of Bank, (ii) that certain Warrant to Purchase Stock dated as of June 28, 2017 executed by Borrower in favor of Bank, (iii) that certain Warrant to Purchase Stock dated as of July 30, 2019 executed by Borrower in favor of Bank, (iv) that certain Warrant to Purchase Stock dated as of June 26, 2020 executed by Borrower in favor of Bank, and (v) any warrants to purchase stock issued by Borrower in favor of Bank dated at any time theretofore or thereafter.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SUMO LOGIC, INC.

By:/s/ Sydney Carey
Name: Sydney Carey
Title: Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:/s/ Jon Wolter
Name: Jon Wolter
Title: Director
[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (a) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower (or any property subject thereto) if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein (or in any property subject thereto) is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that the foregoing exclusions of this clause (a) shall in no way be construed (i) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (ii) to apply to the extent that any consent or waiver has been obtained that would permit Bank’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, or license), (b) assets and personal property for which a pledge thereof or the grant of a security interest therein would be prohibited by applicable law, (c) any Excluded Accounts, or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.
Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B - COMPLIANCE STATEMENT
EXHIBIT C - CORPORATE BORROWING CERTIFICATE